Exhibit 99.1

Remarks by Michael E. Szymanczyk, Chairman and CEO, Altria Group, Inc., David R. Beran, Executive Vice President and Chief Financial Officer, Altria Group, Inc. and Clifford B. Fleet, Vice President, Investor Relations, Altria Client Services on Altria’s 2009 Second-Quarter Business Results.

Richmond, VA

July 22, 2009

Remarks by Cliff Fleet

Good morning and thank you for joining our call. This morning we will only be discussing Altria Group, Inc.’s (Altria) 2009 second-quarter and first-half business results and will not be discussing the status of tobacco litigation. Our remarks contain forward-looking statements and projections of future results and I direct you to the Forward-Looking and Cautionary Statements at the end of our earnings release for the review of the various factors that could cause actual results to differ materially from projections.

As a result of the spin-off of Philip Morris International (PMI) in the first quarter of 2008, our reported results for the six months ending June 30, 2008 reflect PMI as a discontinued operation. Revenues and operating companies income for PMI are therefore excluded from Altria’s continuing results.

Since Altria acquired UST LLC (UST) and its smokeless tobacco and wine subsidiaries on January 6, 2009, U.S. Smokeless Tobacco Company’s (USSTC) and Ste. Michelle Wine Estates’s (SMWE) financial results from January 6 through June 30, 2009 are included in Altria’s first half of 2009 consolidated and segment results.

For a detailed review of Altria’s second-quarter business results, please review the earnings release that is available on our website, www.altria.com. Altria reports its financial results in accordance with generally accepted accounting principles. Today’s call may contain various operating results on both a reported and on an adjusted basis, which excludes items that affect the comparability of reported results. Descriptions of these measures as well as reconciliations are included in the earnings press release.

Now it gives me great pleasure to introduce Mike Szymanczyk, Chairman and Chief Executive Officer of Altria.

Remarks by Mike Szymanczyk

Thanks Cliff. Good morning everyone. As was the case with our first quarter, the second quarter results unfolded much the way we expected. Altria reported strong adjusted earnings per share growth of 8.7%.

•	Our tobacco businesses continued performing well in a challenging environment;

•	Our cost savings programs remained on track;

•	Our cigarette business delivered exceptional financial results;

•	The UST integration continued to proceed smoothly;

•	We remain encouraged by the initial results coming from our actions to enhance the value equation of USSTC’s premium portfolio in our smokeless business; and

•	Black & Mild had another quarter of strong retail share growth in the cigar business.

Volumes for the quarter were negatively impacted by a significant federal excise tax (FET) increase on tobacco products that took effect on April 1, 2009. Because the ramifications of these tax increases were different by tobacco segment, the business trends for the quarter are a bit difficult to decipher. Dave will go into more detail on these impacts when he reviews business segment results and we will try to provide further insight during the Q&A portion of the call.

However, three events negatively impacted our tobacco volumes for the quarter beyond industry performance that do not represent trends, and need more explanation.

First, during the early phases of the FET-induced period of pricing dislocation in the cigarette business, Philip Morris USA (PM USA) experienced share losses as some competitors spent aggressively into the FET, while we did not. Once price gaps normalized at the beginning of June, Marlboro experienced sequential retail share growth throughout the month. Marlboro ended June with a share of 42.4%, which was the same share level as the first quarter. We also allowed our non-support brands to adjust to lower post-FET share levels. Together, these two actions turned out to be a profitable strategy for our cigarette business.

Second, USSTC executed an every day low price strategy on Copenhagen and Skoal, and eliminated duplicate inventories caused by large quantities of value pack promotions in the system. This is a one-time adjustment.

And finally, in our cigar business, John Middleton Co. (Middleton) integrated our cigar distribution system into the one we use for cigarettes, thus reducing required wholesaler lead times. We also moved to zero-day payment terms. These two steps have reduced Middleton’s cigar trade inventories system-wide and should result in improved product freshness.

So far, the impact of the FET increase on industry volumes is in-line with our expectations. In the cigarette category, the FET hike helped drive the average industry wide price for a pack of cigarettes up approximately 25% versus a year ago. To date, estimated cigarette industry volume, adjusted for changes in trade inventories, has decreased in-line with historical price elasticity.

As I mentioned, PM USA did not spend into the FET increase, but rather waited for the marketplace to settle. Price gaps widened to about 50% early in the second quarter and we saw the discount category grow in April and May, but the price gaps returned to below 40% by early June. In June, PM USA changed its promotional programs to focus on single pack offers. The result of this plan was retail share loss during April and May, and rapid, sequential retail share gains for Marlboro and sequential share losses for the discount category during June. PM USA’s promotional spending on a per pack basis was essentially the same in the first and second quarters of 2009.

The UST integration is proceeding very well. USSTC’s sales force and one-to-one consumer engagement functions were combined with those of PM USA to create two new support organizations, Altria Sales & Distribution and Altria Consumer Engagement Services. Creating these companies, combined with other ongoing Altria cost savings initiatives, has enabled the integration to proceed quickly. Ninety-eight percent of the planned employee separations resulting from the UST integration have occurred. We expect integration cost savings to begin enhancing profitability in the second half of 2009 and beyond.

USSTC’s premium portfolio has responded well to the marketing changes implemented in the first half of 2009. USSTC’s premium share stabilized sequentially as USSTC transitioned from multi-can value pack promotions to an everyday low price strategy on single cans to reset the brands’ value equation. As a next step, in the third quarter USSTC will adjust the price gap on Copenhagen and Skoal in some states where price gaps remain too high and/or where particularly difficult economic conditions exist. Also, in the second half of 2009, USSTC will enhance its brand building equity programs to help return Copenhagen and Skoal to modest retail share growth.

Altria’s cost savings programs continue to proceed as planned. $25 million in cost savings were achieved across the Altria family of companies in the second quarter. UST integration savings, along with savings from ceasing cigarette production at Cabarrus, which will occur by the end of this month, as well as other selling, general & administrative (SG&A) cost savings programs, should further enhance profitability. We remain confident that we will complete the $1.5 billion in cost reductions off the 2006 cost base as planned by 2011.

On June 22, 2009, the President signed the Family Smoking Prevention and Tobacco Control Act into law. The legislation provides the Food and Drug Administration (FDA) regulatory authority over tobacco products. While we did not agree with every element of this legislation, including those that we believe cross constitutional limits, we supported its enactment. We believe this comprehensive national regulatory framework, implemented thoughtfully, can provide significant benefits to adult consumers:

•	By establishing a common set of high standards for all tobacco manufacturers and importers doing business in the United States;

•	By providing a framework for the evaluation of tobacco products that are potentially less harmful than conventional cigarettes; and

•	By creating clear principles for accurate and scientifically grounded communication about tobacco products to adult consumers.

We hope that the FDA will implement this new regulatory framework consistent with these principles, and we will work constructively with the agency to support its enactment. This regulatory framework will bring change for our tobacco businesses, and we have been preparing for this change for the past several years. Immediately after the President signed the legislation into law, Altria established a regulatory affairs group to oversee our future work in this area.

We remain very pleased with Altria and its operating companies’ 2009 performance. Our cigarette business continues to grow income in a challenging environment, the UST integration is proceeding very smoothly, USSTC’s premium moist smokeless tobacco (MST) portfolio is benefiting from our actions to enhance its value equation, Black & Mild continues to generate strong retail share growth, and our aggressive cost savings programs continue to enhance overall profitability. Altria remains well positioned to continue delivering strong shareholder returns.

Given Altria’s strong year-to-date earnings per share (EPS) performance, we are raising our 2009 full-year guidance for adjusted diluted EPS from continuing operations to a range of $1.72 to $1.77, representing a growth rate of 4 to 7 percent from an adjusted base of $1.65 per share in 2008.

I would now like to turn the call over to Dave Beran, Altria’s Executive Vice President and CFO, who will discuss Altria’s business segment results.

Remarks by Dave Beran

Thank you Mike. Let me begin with the cigarette segment, which delivered strong operating companies income growth. Reported cigarette operating companies income increased 6.7% versus the prior-year period to $1.4 billion, due to list price increases, partially offset by lower volumes as well as charges primarily related to the Cabarrus facility closure. Excluding those charges, the cigarette segment’s operating companies income increased 7.4% to $1.5 billion.

Second quarter results were impacted by the April 1 increase in the federal excise tax. In the first quarter of 2009, trade inventories were substantially reduced to minimize floor tax payments, and in the second quarter the trade rebuilt inventories, though not back to their prior levels. PM USA’s cigarette shipment volumes were down 6.8% in the second quarter, but are estimated to be down about 12% when adjusted for changes in trade inventories. PM USA estimates that total adjusted cigarette industry volume declined 8% in the second quarter.

Overall 2009 cigarette industry volumes have performed in-line with PM USA’s expectations. For the first half of 2009, PM USA estimates that adjusted total cigarette industry volumes declined 7%. PM USA estimates that its cigarette shipments were down 9% on a year-to-date basis when adjusted for changes in trade inventories and calendar differences.

When comparing PM USA to the total industry, the difference in volume decline can be attributed to volume lost during the period of price gap dislocation and share losses on unsupported brands due to higher retail prices.

Initial adult consumer reaction to the FET hike was consistent with our expectations. There was some adult consumer down trading to competitive brands as some competitors chose to spend into the tax increase, driving a widening of the price gap between Marlboro and the lowest priced brand. This gap reached a peak of about 50% at the beginning of the second quarter. However, as the quarter progressed, price gaps closed below 40%. As price gaps closed, Marlboro’s retail share began growing again, and ended the month of June at 42.4%.

The trade-down from premium to discount that occurred in the first part of the second quarter was most evident among non-menthol brands due to less competitive activity in the menthol segment. Marlboro Menthol grew 0.4 share points in the second quarter. At the end of the quarter, PM USA began shipping Marlboro Blend No. 54 to continue building on Marlboro’s success in the menthol segment. Retail acceptance and initial adult consumer trial of this new packing have been very strong.

Overall, we are pleased with the second quarter cigarette business results. Profitability growth was very strong, and Marlboro’s retail share performance returned to growth in June after the initial period of dislocation following the federal excise tax increase.

Now let’s turn to the smokeless segment. USSTC’s actions enhanced the value equation on Copenhagen and Skoal with a list price reduction of 62 cents per can that was effective at the end of the first quarter. As we anticipated, national net price gaps versus the leading discount brand closed to below 60% at the end of the second quarter. We are encouraged by USSTC’s premium retail share performance as its share began and ended the second quarter of 2009 at the same level. Importantly, USSTC’s premium revenue share increased 6.6 share points versus the first quarter of 2009 as the company eliminated multi-pack deals.

USSTC’s domestic MST volume declined 3.4% in the second quarter, but is estimated to be essentially flat versus the year-ago period when adjusted for changes in trade inventories, the discontinuation of multi-pack deals and the discontinuation of its Rooster brand. The trade continued reducing inventory levels on USSTC’s products as the company transitioned from multi-pack deals to everyday low pricing, which eliminates the need for promotional inventory. USSTC believes that the long-term growth rate for total MST industry volume remains at 6% to 7%.

Reported operating companies income for the smokeless segment was $177 million in the second quarter. When adjusted for exit, integration and acquisition-related charges, second-quarter smokeless segment operating companies income was $213 million.

Now let’s discuss our cigar business results. Black & Mild reported another strong quarter of retail share growth. Black & Mild’s retail share was 30.4%, up 2.7 share points versus the prior-year period. Black & Mild continued benefiting from the support of the Altria Sales & Distribution infrastructure at retail, as well as the successful launch of Black & Mild Original Wood Tip earlier this year. New products continue to be an important component of Black & Mild’s retail share performance. Middleton recently announced two new line extensions that are expected to ship to wholesale in the third quarter of 2009, Black & Mild Wood Tip Wine and a new non-tipped cigar product, Black & Mild Cigarillo, which will be test-marketed in the state of Georgia.

In the second quarter, cigar shipments were impacted by the FET increase on April 1. There was no floor tax on cigar inventories, so the trade increased inventories in the first quarter in advance of the tax increase. In the second quarter, the trade fully depleted this FET-related inventory build. Additionally, the trade further reduced cigar inventories in the second quarter as Middleton migrated to the Altria Sales & Distribution system. Middleton does not expect to recover volume lost to this one-time adjustment. Second quarter cigar shipment volume was 270 million units, a decline of 23.8% from the prior-year period, but is estimated to have grown moderately when adjusted for changes in trade inventories and timing of promotional shipments. Middleton believes that the long-term industry volume growth rate for machine-made large cigars remains 3% to 4%, however, the growth rate may have slowed in the second quarter. We will have a better understanding of the volume impact as the year unfolds.

Reported operating companies income for cigars decreased 28% versus the prior-year period to $36 million, reflecting lower volumes. Excluding integration costs, adjusted operating companies income was $40 million, a decline of 21.6% versus the year-ago period. For the first half of 2009, adjusted cigar operating companies income increased 3.2% versus the prior-year period to $97 million.

Let’s now turn to the wine segment. The wine segment’s second-quarter results continued to show strong underlying performance, but were negatively impacted by continuing wholesale inventory depletions and weakness in on-premise sales that includes restaurants and bars. As a result, SMWE’s second-quarter wine shipments were down 1.5% versus the year-ago period to 1.4 million cases. SMWE’s volume from wholesale to retail increased approximately 5% in the second quarter and first half of 2009, due primarily to higher off-premise channel volume that includes supermarkets and liquor stores, partially offset by lower on-premise channel volume that includes restaurants and bars. Retail volume, as measured by Nielsen Total Wine Database – U.S. Food & Drug, increased approximately 12% in the second quarter of 2009 versus the prior-year period. Reported second quarter operating companies income for the wine segment was $9 million. When adjusted for acquisition-related charges of $6 million, adjusted second-quarter operating companies income was $15 million.

Let’s conclude with financial services. Reported operating companies income in the second quarter increased $53 million to $83 million due to higher gains on asset sales, partially offset by an increase in the allowance for losses of $15 million.

On June 1, 2009, General Motors (GM) filed for Chapter 11 bankruptcy protection. Philip Morris Capital Corporation (PMCC) leases various types of automotive manufacturing equipment to GM under leases, which expire from 2012 through 2023. Automotive equipment under lease to GM represented approximately 4% of PMCC’s portfolio of finance assets as of June 30, 2009. As a result of the bankruptcy filing, PMCC has ceased recording income on these leases. All other PMCC lessees are current on their lease obligations. PMCC has assessed its allowance for losses for its entire portfolio, including its exposure to GM, and believes that the allowance for losses of $315 million is adequate.

As you know, the jury in our lease-in/lease-out (LILO) and sale-in/lease-out (SILO) tax refund case in the Southern District of New York reached a verdict in the government’s favor. In that case, we were seeking a refund for taxes and interest we paid following disallowance by the Internal Revenue Service (IRS) of tax benefits we claimed in 1996 – 1997 related to four LILO/SILO transactions. There are critical legal issues involving these transactions that will be raised in post-verdict motions that will be filed by the end of July and that we expect will be resolved by September. If necessary, depending on the resolution of these issues, we will pursue an appellate strategy.

We had previously paid approximately $150 million of federal income tax and net interest related to disallowed tax benefits for LILOs and SILOs for the years 1996 through 1999,

including the four transactions that were the subject of the July verdict. The IRS has indicated to us that it intends to disallow tax benefits we claimed in 2000 – 2003 with respect to the same four leases plus other lease transactions characterized by the IRS as LILOs and SILOs. The total disallowance for 2000 – 2003 for these leases in federal income tax and related interest would be approximately $1.0 billion. If the IRS in the future disallowed the tax benefits for these leases for the period from 2004 until December 31, 2009, the disallowance for that period in federal income tax and related interest would be approximately $900 million, taking into account federal income tax paid or payable on gains associated with sales of leased assets during that period.

PMCC entered into no LILO or SILO transactions after 2003. We intend to contest all these disallowances vigorously. Whether and when we make payments of these amounts will depend on the timing and outcome of future IRS audits and any related administrative challenges and litigation. LILO and SILO transactions represent approximately 36% of the Net Finance Assets of PMCC’s lease portfolio.

Although there will be some likely impact on our reported earnings in the event of an ultimate adverse outcome to these matters, management believes that resolution of the LILO/SILO matter will have no material adverse effect on our dividend policy or on our ability to satisfy our financial obligations.

Mike and I will now be happy to take your questions. While the calls are compiled, let me cover a few housekeeping items.

•

Marlboro’s c-store price gap versus the lowest effective priced cigarette averaged 42% in the second-quarter. Marlboro’s net pack price was $5.22, and the lowest effective priced cigarette pack price was $3.68;

•	The cigarette discount category’s second quarter retail share increased 2.0 share points versus the prior-year period to 27.3%;

•

The estimated average weighted cigarette state excise tax (SET) at the end of the second quarter of 2009 was $1.15 and is estimated to be $1.22 at the end of July. Five states, including Florida, increased their SETs on July 1. Through July 22, nine states and Puerto Rico have increased their cigarette excise taxes in 2009, with an average increase of $0.53 cents per pack in those nine states;

•

Our second-quarter Master Settlement Agreement (MSA) and quota buy-out accruals were $1.4 billion or 67 cents per pack. Of the 67 cents, MSA represents 61 cents per pack, and the quota buy-out represents 6 cents per pack;

•	Copenhagen’s national retail price was $4.16 per can in the month of June;

•	In the second quarter, capital expenditures (Capex) and ongoing depreciation and amortization were both $69 million; and

•	We anticipate that our 2009 full-year effective tax rate on operations will be approximately 37.1%.

Operator, do we have any questions?

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